(Logo)
SPD BANK
Shanghai Pudong Development Bank

Short-Term Loan Agreement

No.: 7772008280156

Shanghai Pudong Development Bank

Short-Term Loan Agreement

Short-term Loan Agreement

To: SPDB Tianjin Branch	No.: 77072008280156

Customer’s name	Tianjin Yayi Industrial Co. Ltd.	Date of application:	Nov. 28, 2008
Address:		Contact:
Tel:		Bank contact: (for bank staff)
Fax:
We hereby irrevocably apply for short-term working capital from you under the following terms:
A. Primarily Important Clause
The agreement serves as an independent credit loan document between the customer and the bank
B. Description of the Loan
(If the interest rate and penalty interest rate have already been stated in the financing amount limit agreement which the customer has signed, there is no need to fill the column )
Types of Short-term loan: A. Fixed-due short-term loan; B. Free-repayment short-term loan
			Loan Withdrawing		Interest rate			Liquidated	Penalty interest rate	Penalty interest rate for
Type	Amount	Currency	Date	Due Date	Standard	Variance	Executive	by each	for overdue	embezzlement
A	10Million	RMB	Nov 28, 2008	Nov 28, 2009	5.58%	30% higher	7.254%	quarter	50% higher than executive interest rate	100% higher than executive interest rate

Note: the RMB interest rate means annual interest rate, while the variance should be noted with period. For type A loan, the due date should be filled; while for type B loan, the latest date for the customer to repay the loan should be indicated.
C. Description of Guarantee
(If the guarantee related information has already been stated in the financing amount limit agreement which the customer has signed, there is no need to fill the column)
Guarantor:	Tianjin Haitai Investment Guarantee Co., Ltd.	Manner:	Mortgage; Pledge; ✓ Warrant

D. General Clauses

The customer hereby confirm reading and agreeing with the general clauses in the loan agreement as following:
1.
After signing the agreement, the bank may cancel its promise for releasing loan under the agreement at an time unless the bank has already released the amount of loan which the customer has applied for.

2.
Payment term of interest: unless specified, the interest should be calculated by each day and liquidated by each quarter. Every 20th day of the last month of each quarter is the interest-liquidating day.

3.
Submission of documents  The customer promises to submit the following documents or meet the conditions before withdrawing the capital, but the bank is not obliged to check the authentication of such documents:

(1)	Photocopies of the latest Articles of Association and Business License of the customer;
(2)	Board Resolution on the loan;
(3)	Letter of authorization for the customer’s signatory and the signatory’s signature sample;
(4)	The agreement legally signed by the customer;
(5)	The loan withdrawing day should be the bank’s business day;
(6)	If the loan is guaranteed, the guarantee document should have already been signed and effective before the loan is withdrawn;
(7)	Other documents or conditions required by the bank from time to time.
4.	If the designated loan withdrawing date is not the bank’s business day, it should be deferred to the next business day of the bank. During the deferred period, the interest should be calculated.
5.
Repay or end before the due.  For the type B short-term loan, the customer may repay the loan at any time before the due. For the type A short-term loan, if the customer wants to repay the loan before due, it should get the bank’s written consent at first and repay all the cost and loss resulted from the repayment before due, unless the bank informs the customer to repay the loan before due. At any time, the bank has the right to inform the customer to repay the loan under this agreement before due for no reason, and the customer should follow the bank’s notice to repay such loan at once.

6.
Tax. The customer should repay the loan in full amount unless related laws require the customer to deduct relevant taxes. If the customer has to follow related laws to deduct relevant taxes, it should pay additional capital to the bank so as to make sure that the bank receives the full amount repayment.

7.
Statement and Promise. The customer makes the following statement and promise, which should be considered as repeatable at each time the bank offers capital to the customer on the basis of the agreement:

(1)
The customer is incorporated under the laws of China (not including Hong Kong, Macao and Taiwan, and the same is true when “China” is mentioned below). The customer has the right to sign the agreement and any related document. The customer has already taken all necessary actions to make the agreement and related documents legal, effective and enforceable;

(2)
By signing the agreement and fulfilling the duties under the agreement, the customer will not conflict with any other contract, articles of association, any applicable law, rule or administrative order, related documents, judgment, arbitration or any other duties or arrangement ;

(3)
The customer and any of its shareholders, affiliated companies is not involved in or likely to be involved in liquidation, bankrupting, restructure, acquisition, merger, separation, reorganization, dismissing, closing, business stoppage or similar legal procedures;

(4)	The customer is not involved in or likely to be involved in any economic, civil, criminal or administrative suit or similar arbitrative procedures;
(5)
No important asset of the customer’s legal representative, directors, monitors or other officers is involved in or likely to be involved in any forcible execution, seizure, freeze, retention or supervision;

(6)
The customer insures all of its financial statements (if any) comply with the Chinese laws and reflect its financial conditions truly, completely and fairly and insures all the documents and information about itself and the guarantor are true, valid, accurate and complete with anything missed;

(7)	The customer strictly follows laws and regulations in its business operation, and covers its annual survey procedures following the time limit.
(8)	The customer promises that there is no other thing which may bring serious negative influence to the customer’s ability to fulfill the agreement.
8.	Promises. The customer promises as following:
(1)	The customer will obey and fulfill all the duties under the agreement;
(2)
The customer will follow the agreement to repay the principle and interest of the loan and will pay for related expenses; the customer will apply for and obtain all the approval, authorization, registration and permit, and keep them valid so as to make the customer be able to sign and fulfill the agreement; if the bank requires, the customer should present relevant certification at once;

(3)
Within five business days after knowing it has been involved into any economic, civil, criminal or administrative suit or similar arbitration procedures, or within five business days after knowing any of its important assets has been involved in any forcible execution, seizure, freeze, retention or supervision, it should inform the bank about the influence in detail and the remedy measures the customer has taken or has planned to take;

(4)	Without the bank’s written consent, the customer must not pay off any debt or fulfill any duty of guarantee of large amount to any third party;
(5)
Without the bank’s written consent, the customer must not enter any other debt or provide any privileged guarantee for any third party’s debt; from the day the agreement is signed, the customer must not do the following things with out the bank’s written consent before repaying off all the debt under the agreement:

a.	conduct liquidation, bankrupt, acquisition, merger, separation, reorganization, dismissing, closing, business stoppage or similar legal procedures;
b.	sell, lease, give, transfer or dispose any of its important assets in any other manner except for the need of daily operation;
c.	change its equity structure;
d.	sign any contract/agreement which may bring serious negative influence to the customer’s ability to fulfill its duties under the agreement or undertake any duty which may bring similar influence.
(6)
If any specific condition or change occurs, the customer should follow the bank’s requirement to provide other guarantee acceptable to the bank. The above mentioned specific condition or change includes but is not limited to the guarantor’s out of business, dismissing, business license cancellation, application for bankrupt, crucial change in operational or financial condition, engagement in serious suit or arbitration; the customer’s legal representative, director, monitor or chief officers involved in suits; the decrease or possible decrease in the value of the guaranty or the freeze of the guaranty; the customer breaches the guarantee contract or request to terminate the guarantee contract;

(7)
Per the bank’s request, the customer should cover the enforceable notarization procedures at the notarizing authority appointed by the bank, and the customer should under the expense and be willing to accept the enforcement;

(8)	The customer should inform the bank about anything which may influence the customer’s ability in fulfilling the duties under the agreement.
9.
Expenses. For any expense related to the modification, signature, enforcement, notarization and registration, the customer should pay to the bank right after the bank’s request. The customer should pay for any stamp tax and other taxes related to the agreement, unless a law indicates that certain taxes must be paid by the bank.

10.	The interest rate under the agreement is fixed.
11.
Penalty interest. If the customer is not able to pay for the interest on time, it should pay for the compound interest to the bank every quarter on the basis of the standard interest rate calculated per day; if the loan is overdue, the customer should pay for penalty interest (including penalty interest for embezzling and interest payable) on the basis of payables to the bank every quarter. The liquidation date is the 20th of the last month of each quarter.

12.
Authorized repayment and deduction. The customer hereby authorizes the bank to deduct the payable amount from the customer’s account in the bank for repaying any outstanding payment, no matter is the outstanding payment is under the agreement or not, the customer owes to the bank. The authorization is irrevocable. If exchange rate is involved, the bank may follow the exchange rate fixed on its own, and the risk of exchange rate should be undertaken by the customer.

13.
Evidence for debt. The bank will follow its customary practice to keep records about the agreement on its accounting books. The customer admits that the records, except for obvious mistakes, are the valid evidence for its debt to the bank.

14.
Transfer. The customer must not transfer any of its duties or rights under the agreement. The bank may transfer its duties or rights under the agreement to any third party at any time, and may disclose any information, including any information that the customer or the guarantor has provided to the bank for agreement, to the third party.

15.
Information disclosure. The customer agrees that apart from the disclosure allowed in clause 14, the bank may also disclose any information related to the agreement to its head-quarter, branches, affiliated institutions and personnel hired by such institutions. Meanwhile, the bank is allowed to disclose under the requirement of any law, regulation or monitoring department, governmental authorities.

16.
Breach. If the customer has violated any statement or promise in the agreement, or such statement or promise has been proved to be incorrect, untrue or misleading, or the customer has violated or failed to fulfill any duty under the agreement, or anything which may influence the customer’s ability to repay the loan, or the customer has violated any regulation in the guarantee, the bank will have the right to announce the loan is due before the agreed due, and has the right to require the customer to undertake all the loss of the bank, including the attorney fee.

17.
Special regulation for group customers. If the customer is a group, the customer hereby agrees: (1) the customer should report any affiliated transaction involving 10% or more of the net assets of the actual loan receiver, including: a. the relationship among all the parties involved in the transaction; b. item of transaction and feature of transaction; c. the amount of transaction or corresponding ratio; d, pricing policy (including transaction with no amount or symbolic amount); (2) if the actual loan receiver is in one of following cases, the customer will be considered to breach the agreement, and the bank is entitled to cancel the loan which the customer has not yet used and to take back part or all the used loan as well as to request the customer to pay for 100% guarantee money: a. the customer provides fake documents or hides crucial operational or financial facts; b. the customer changes the function of the loan, embezzles the loan or uses the loan for illegal transactions; c. the customer makes use of the its fake contract with affiliated party to get cash or loan from the bank; d. the customer refuses to accept the bank’s inspection to the use of the loan and to the customer’s operational or financial activities; e. when important merger, acquisition occurs, the bank thinks it may influence the safety of the loan; f. the customer intentionally avoids repaying the loan through affiliated transaction.

18.	Others__________________________________________________________________________________
19.	Applicable laws and jurisdiction. The agreement applies to the laws of China. If any dispute arises, the local people’s court at the bank’s place has non-exclusive jurisdiction.
20.
Address for suit delivery. The customer confirms that for any suit under the agreement, the related subpoena, notice and other documents will only need sending to the address stated in the beginning of the agreement. If the change of the address is not informed to the bank in advance, the change will not be effective.

21.	Severability of the clauses. If any of the clauses is invalid, illegal or non-enforceable, it will not influence the validity or legality or enforceability of other clauses.

22.
Within the validity of the agreement, if the bank has deferred any action to the customer’s violation to the agreement, it will not influence the bank’s right as the creditor, or be taken as the bank’s permission to the customer’s violation, or be regarded as the bank has given up its right to take action against the customer’s violation.

23.	If there is financial limit agreement (if any, including the valid changes made from time to time) is different with the agreement, the agreement should be taken as the standard.
24.
Signature. There should be four original copies of the agreement, with the customer holding one and the bank holding three. The agreement will be effective from the date of application after both parties have stamped on it and authorized signatories have signed on it.

Signature Column
Both parties hereby confirm that they have fully discussed about all the clauses, have no dispute on the clauses and have correct understanding to all the duties and rights.
The customer (company seal)	The bank (company seal)

Authorized signatory’s signature or stamp: (stamp)	Authorized signatory’s signature or stamp: (stamp)